FOR IMMEDIATE RELEASE

Smithfield Foods Reports Record First Quarter Results
Benefits from Strategic Merger with WH Group Begin to Emerge

SMITHFIELD, Virginia (May 14, 2014)-Smithfield Foods, Inc., a wholly owned independent subsidiary of WH Group Limited, today reported record 2014 first quarter results. All comparisons are to the first quarter of 2013. Sales for the first quarter of 2014 were $3.4 billion, up 3%. Net income was $105.3 million, compared to net income of $18.2 million last year.

Highlights

•	Net income +479% to first quarter record high of $105.3 million

•	Sales +3% to $3.4 billion

•	Consolidated operating profit +234% to $196.4 million

•	Operating profit and margins higher in every business segment

◦	Total Pork operating profit +40% to $180.2 million

▪	Fresh Pork operating profit +171% to $59.0 million

▪	Packaged Meats operating profit +13% to $121.2 million

◦	Hog Production operating profit increased to $9.5 million

◦	International operating profit +158% to $36.9 million

•	Export sales volume +17%

•	Reduced interest expense 5%

Following are the company's sales, operating profit and margin by segment (dollars in millions):

	Three Months Ended
	March 30, 2014		March 31, 2013
	(unaudited)
Sales:
Pork
Fresh Pork	$1,387.1		$1,187.2
Packaged Meats	1,548.5		1,594.5
Total Pork	2,935.6		2,781.7

Hog Production	849.5		834.0
International	374.7		350.3
Total segment sales	4,159.8		3,966.0
Intersegment	(737.7)		(639.1)
Consolidated	$3,422.1		$3,326.9

Operating profit and margin %:
Pork
Fresh Pork	$59.0	4%	$21.8	2%
Packaged Meats	121.2	8%	107.0	7%
Total Pork	180.2	6%	128.8	5%

Hog Production	9.5	1%	(60.4)	(7)%
International	36.9	10%	14.3	4%
Corporate	(30.2)		(23.9)
Consolidated	$196.4	6%	$58.8	2%

“We are pleased to report a record first quarter with strong margin gains across all segments of our business. Our results reflect outstanding execution at the operating level, better markets and an improved export environment owing, in good measure, to our strategic combination with WH Group. On that front, we are opportunistically pursuing exciting growth opportunities in the enormous and rapidly growing Chinese pork market that we expect will yield dividends for years to come,” said C. Larry Pope, president and chief executive officer.

He continued, “I am particularly pleased with our progress in the packaged meats segment. Notwithstanding an overall volume decline related to the late timing of the Easter holiday, we nonetheless achieved broad-based gains in market share and distribution in key product categories and, importantly, we were able to maintain margins in the face of historically high raw material prices. We are continuing to build our brands through investments in targeted, high-impact consumer marketing, as well as capital improvements in our manufacturing platform.”

“At the same time, our fresh pork margins were above seasonal norms, as meat values outpaced the historical run up in live hog prices. Our international segment continued as a solid contributor to our results and our hog production business turned profitable,” Mr. Pope added.

“Finally, operational improvement plans in place at both the farm and plant level are beginning to show in our results. Our recent merger of two of our independent operating companies, Smithfield Packing Company and Farmland Foods, into one is improving our competitiveness and we are continuing our drive to achieve least cost and best in class operations,” he remarked.

“I applaud the entire Smithfield team for delivering a record first quarter with gains across our entire platform. This achievement underscores our focus and strength as a global food company as part of WH Group,” Mr. Pope said.

Business Segment Discussion

First Quarter Results
Pork
Fresh Pork
Fresh pork operating margins improved to 4%, or $8 per head. Tight protein supplies combined with relatively strong demand resulted in an 18% increase in the USDA pork cutout and allowed the company to pass along higher hog prices. The strategic merger with WH Group yielded synergies with exports up double-digits on significantly higher volumes to China, among other markets. The company processed 1% fewer hogs.

Packaged Meats
Packaged meats operating margins grew to 8%, despite a considerable increase in raw material costs. Volume declined 9% mainly due to notably lower ham volumes because of the later timing of Easter. However, bacon and sausage volumes improved considerably, with Smithfield bacon volume up over 20%. The company also delivered volume growth in its Armour, Eckrich, Margherita and Healthy Ones brands. Kretschmar, the company’s premium deli brand, achieved growth in both sales volume and dollars.

In addition, the company gained market share in Eckrich cooked dinner sausage, Smithfield bacon and ham steaks, Curly’s BBQ and Margherita dry sausage. The company also broadened distribution of Eckrich cooked dinner sausage, Smithfield and Farmland bacon, Farmland ham steaks, Curly’s BBQ, Margherita dry sausage, Armour portable lunches and Smithfield marinated pork.

Hog Production
Hog Production operating margins rose to 1%, or $2 per head. Year over year, live hog market prices increased 16% to $71 per hundredweight, while raising costs declined 4% to $65 per hundredweight. The company sold fractionally fewer hogs, but heavier market weights offset the shortfall. Results reflected ongoing risk management activities to counter market volatility.

International
International operating margins improved to 10% on strong hog production results, both in Poland and Romania. Sales in the company’s meat operations were very strong, with a double-digit volume gain across the entire international meat complex. Operating results also improved markedly in the company’s joint venture operations in Mexico.

Outlook
“2014 is off to a great start with record first quarter earnings. Looking forward, continued strong fundamentals driven by reduced hog and pork supplies, organic growth opportunities, as well as synergies with WH Group should fuel significantly improved year over year results,” said Mr. Pope.

“Hog production volumes will be lower due to PEDv, pushing hog and pork prices higher. The combination of lower corn costs and higher hog prices will generate very strong hog production margins. At the same time, as part of WH Group’s global platform, we will continue to efficiently allocate resources by adjusting our Chinese exports to maximize value. We also continue to grow our business organically by strengthening our brand positioning and lowering costs through improved efficiencies and productivity across all business segments. As such, we expect normalized operating margins, on a full year basis, in our fresh pork, packaged meats and international businesses despite higher input costs,” he continued.

Mr. Pope noted, “We are encouraged by the ongoing collaboration and partnership with Shuanghui Development, our sister company in China, in the areas of marketing, engineering and procurement, to name a few. We will continue to leverage our vertically integrated platform to supply high quality, ractopamine-free pork to Shuanghui in China, while continuing to meet the needs of our domestic customers. In addition, we now have access to the largest cold chain logistics network in China, as well as a robust sales and distribution network, both owned by Shuanghui. We can utilize these networks to service Smithfield customers globally. This market access in China is second to none and represents an enormous growth opportunity for Smithfield.”

“All indications are that 2014 will be a very strong year for the company and the strategic merger with WH Group should yield benefits that will continue far into the future,” he concluded.

About Smithfield Foods
Smithfield Foods is a $14 billion global food company and the world’s largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Smithfield®, Eckrich®, Farmland®, Armour®, Cook’s®, Gwaltney®, John Morrell®, Kretschmar®, Curly’s®, Carando®, Margherita®, and Healthy Ones®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental, and food safety and quality programs. For more information, visit www.smithfieldfoods.com and www.smithfieldcommitments.com.

Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. These risks and uncertainties include, but are not limited to, the availability and prices of live hogs, feed ingredients (including corn), raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with our indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, adverse weather conditions, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to realize the anticipated strategic benefits of the acquisition of Smithfield Foods, Inc. by WH Group, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described under Part I, Item 1A. “Risk Factors” in Smithfield's Transition Report on Form 10-K for the eight months ended December 29, 2013. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that we make speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
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(Table follows)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions)

	Three Months Ended
	March 30, 2014	March 31, 2013
	(unaudited)
Sales	$3,422.1	$3,326.9
Cost of sales	3,025.4	3,067.9
Gross profit	396.7	259.0
Selling, general and administrative expenses	215.4	208.0
(Income) loss from equity method investments	(15.1)	(7.8)
Operating profit	196.4	58.8
Interest expense	40.8	42.8
Non operating income	(1.1)	—
Income before income taxes	156.7	16.0
Income tax expense	51.4	(2.2)
Net income	$105.3	$18.2

Contact:
Keira Lombardo
Smithfield Foods, Inc.
(757) 365-3050
keiralombardo@smithfieldfoods.com